Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: August 18, 2026

DIGITAL CURRENCY GROUP, INC.

By:	/s/ Mark Shifke
Name:	Mark Shifke
Title:	Chief Financial Officer

FORTITUDE MINING HOLDINGS, INC.

By:	/s/ Andrea Childs
Name:	Andrea Childs
Title:	Chief Executive Officer

Schedule A-1

Directors and Executive Officers of Digital Currency Group, Inc.

The name and present principal occupation of each of the executive officers and directors of Digital Currency Group, Inc. are set forth below. Unless otherwise noted, each of these persons have as their business address c/o Digital Currency Group, Inc., 290 Harbor Drive, 4th Floor, Stamford, CT, 06902.

Name	Title	Citizenship	Principal Occupation or Employment
Barry Silbert	Chief Executive Officer, Director	United States	Digital Currency Group, Inc.
Mark Shifke	Chief Financial Officer	United States	Digital Currency Group, Inc.
Simon Koster	Chief Strategy Officer	United States and Canada	Digital Currency Group, Inc.
Mark Murphy	President	United States	Digital Currency Group, Inc.
Aimie Killeen	Chief Legal Officer	Australia	Digital Currency Group, Inc.
Lawrence Lenihan	Director	United States	Executive Chairman and Co-founder of Resonance Companies
Tonya Evans	Director	United States	Founder and CEO of Advantage Evans Global Regulatory Strategies

Schedule A-2

Directors and Executive Officers of Fortitude Mining Holdings, Inc.

The name and present principal occupation of each of the executive officers and directors of Fortitude Mining Holdings, Inc. are set forth below. Unless otherwise noted, each of these persons have as their business address c/o Fortitude Mining, LLC 45 O’Connor Road Fairport, NY 14450.

Name	Title	Citizenship	Principal Occupation or Employment
Andrea Childs	Chief Executive Officer, Director	United States	Fortitude Mining Holdings, Inc.
Erik Ellingson	Chief Financial Officer	United States	Fortitude Mining Holdings, Inc.
Simon Koster	Director	United States and Canada	Chief Strategy Officer of Digital Currency Group, Inc.
Jason Yacavone	Director	United States	Managing Director, Investment Team of
Digital Currency Group, Inc.